Exhibit 99.2

Transcript of

ClearSign Technologies Corp.

Fourth Quarter and Full Year 2025 Earnings Conference Call

April 9, 2026

Participants

Matthew Selinger - Investor Relations, Firm IR Group

Jim Deller - Chief Executive Officer, ClearSign Technologies

Brent Hinds - Vice President of Finance, ClearSign Technologies

Analysts

Peter Gastreich - Water Tower Research LLC

Amit Dayal - H.C. Wainwright & Co.

Presentation

Operator

Greetings. Welcome to the ClearSign Technologies Fourth Quarter and Full Year 2025 Corporate Update Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I will now turn the conference over to your host, Matthew Selinger, Investor Relations. You may begin.

Matthew Selinger - Investor Relations, Firm IR Group

Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation fourth quarter and full year 2025 corporate update call. During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company’s projections, expectations, plans, beliefs, and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and the other risks that are described in ClearSign’s filings with the SEC, including those discussed under the risk factors section of the annual report on Form 10-K for the period ended December 31, 2025. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So with me on the call today are Jim Deller, ClearSign’s Chief Executive Officer; and Brent Hinds, ClearSign’s Chief Financial Officer.

So with that, I am going to turn it over to Jim Deller. Jim?

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Jim Deller - Chief Executive Officer, ClearSign Technologies

Thank you, Matthew. As always, I’d like to thank everyone for joining us on the call today and for your interest in ClearSign. Like our most recent calls, we will use a Q&A format for the session. Some of you are sending questions ahead of time, and we will assimilate those questions as we go through this call today. So for the call today, Matthew will lead a question-and-answer session. I will go through the different business units, much like our previous calls. Many of you may have seen this, but just a reminder, you can send in questions ahead of time to our Investor Relations, that is Matthew Selinger at mselinger@firmirgroup.com. So with that, Brent will go over a summary of the company financials for fourth quarter and full year 2025. Brent?

Brent Hinds - Vice President of Finance, ClearSign Technologies

Thank you, Jim, and thank you to everyone joining us here today. Before I begin, I’d like to note that our financial results on Form 10-K were filed last week with the SEC, and with that, I’d like to give an overview of our financial results for 2025. For the fourth quarter of 2025, the company recognized approximately $3.7 million in revenues compared to approximately $590,000 for the same period in 2024. This year-over-year increase in revenues was predominantly driven by our 26 process burner order that will be installed at a petrochemical plant off the Gulf Coast of Texas.

Now for the full year perspective, we recognized approximately $5.2 million in revenues compared to approximately $3.6 million for the same period in 2024. This 44% year-over-year increase in revenues was predominantly driven by our process burner products. It is important to note that during 2025, we did recognize revenues from our other offerings, specifically midstream burners, flares, spare parts, and engineering services like CFD studies.

Now, I’d like to turn our attention to the full year income statement. Our year-end 2025 gross profit was approximately 27%, which is down approximately 4 percentage points from 31% compared to 2024. This year-over-year decrease in gross profit was driven by our warranty accrual. In addition, our year-end 2025 net loss increased approximately $197,000 compared to the same period in 2024. This year-over-year increase was predominantly driven by non-recurring legal fees of approximately $746,000 in 2025.

Now, I’d like to shift the focus to cash. Our net cash used in operations for the full year 2025 was approximately $4.7 million compared to approximately $4.4 million for the same period in 2024. This year-over-year change was predominantly driven by our change in net loss discussed earlier. As of December 31, 2025, we had approximately $9.2 million in cash and cash equivalents, with approximately 5.3 million shares of common stock outstanding. We believe our overall working capital positions us to continue executing on our long-term growth plan to scale our revenue and profits beyond our breakeven goal. As we continue to build a technology company recognized for its innovative solutions.

And with that, I’d like to turn the call over to Matt Selinger.

Q: Thanks, Brent. And Jim, thank you for joining me today. Jim, we’ve had a lot of new interest in the company lately, and I see some new attendees on the call today. So, can we take a moment to give a high-level overview of what ClearSign does, and then maybe move into how we do it? So Jim, what in a nutshell does ClearSign do?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Sure. Yeah, so we are an industrial technology company. The technology we make is a low-emissions industrial burner, right? So, these are the components that control the flames in companies like oil refineries and chemical plant, also boilers, midstream gas heaters, but the very large industrial flames. And this industry is driven by the need to meet the latest emissions regulation and specific to provide ultra-low NOx emissions. And we can do that by controlling the chemistry in a flame through controlling the flame structure. The NOx emissions are driven by the Clean Air Act. They’re imposed by regulation. So these are a level that our customers are required to meet. Our advantage in the market is we enable them to do it in a much more cost-efficient manner than with the existing technology.

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The levels we’re talking about, the other technology to reduce emissions is called a SCR or a Selective Catalytic Reformer. It’s basically a back-end chemical plant that has to be built into a heater to remove the emissions from the flames before those gases go out the stack. With the ClearSign technology, we just don’t make those emissions in the first place. To put that into perspective, well, one of the orders we have in-house, we’re talking to the customer prior to receiving that order, and their estimated costs for going with the alternative SCR solution were about a $50 million project for a conversion of one of their heaters.

Our estimate of the ClearSign solution, their total cost, which includes our burners, is in the region of $7 million to $10 million. So, it’s our believe, just on this one project that we’re saving this client in the region of $40 million. There’s a very clear cost advantage to our customers in selecting this new ClearSign technology and not making emissions in the first place.

Q: All right. So you’ve talked about what we do, the drivers in the market, kind of the competitive landscape of technology. Maybe describe more kind of the market and the market opportunity, Jim. Would you be able to kind of quantify what our addressable market is?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Sure. Our biggest market segment is oil refining. We’re also looking to develop into the petrochemical industry. But to try and put our arms around the rather realistic market opportunity for ClearSign, the regulations that require our technology are the newest, strictest areas. So for us, while there’s some in Europe, predominantly for this purpose, we just think about Texas and California. Our estimate is there’s about 28,000 burners installed in refineries in California and Texas.

We did a technology feasibility study with ExxonMobil back in 2019. And as part of our conversations during that process, ExxonMobil expressed their assessment that about 15% of their burners were good targets for ClearSign technology. If we use that 15% guideline of the 28,000 installed burners in California and Texas, that gives about 4,200 burners currently installed in refineries in California and Texas that are good applications to be retrofit with ClearSign technology to comply with modern emissions requirements. And for timing, you can expect that will be done over probably 10 years as we just try and get our arms around or bracket the market.

And then the other important piece of information is the average price for burners is about $100,000, plus more for the big ones, less for smaller ones. But for the sake of this math, we consider a ClearSign burner to sell for about $100,000 a piece. That will give you a number for the refining industry, the petrochemical industry, we assess to be about the same size as the refining industry. And when we look at the total ClearSign product sales, we have other products as well. I’d expect our flare and thermal oxidizer products combined to make about 20% of our business, our midstream and boiler products to make up another 20% of the refining petrochemical debt. And we’ve got 60% of the total.

Q: Okay. Great. And again, you referred to that typical burner price around $100,000, because we’ve referred to that as what Brent said in that 26 burner order. And we’ll talk about some orders later that will help investors kind of quantify what a total order size may look like if you apply that dollar amount to a burner for one of our orders.

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Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes, it’s a good guide. I think the other piece of relevant information, if you’re looking at the company, we talk about the company structure, how we work. We are an asset light company. We need a run rate of about $16 million per year, or 160 process burners per year to get to breakeven. So that’s not an extremely high number. But with that market size, when you do the math, there is plenty of market there for ClearSign to develop a very profitable business.

Q: Great. And one thing you just said there, Jim, which is a good segue to the next question, you mentioned asset light. So you mentioned, obviously, we’re an industrial technology company. And because being asset light allows us to capture these ballpark 30% margins, which Brent said, how does ClearSign do it? How are we structured and how are we going to market?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. So, we have a unique IPO technology. And in fact, we have unique capabilities with our computer modeling. Since I joined the company in 2019, we set a strategy of leveraging that IP for selling into this very industrial market with very established clients like our refining companies. Those clients require a full-scale demonstration of burners. They require the equipment to be manufactured in a shop that they’ve accredited with a very sophisticated quality control system. It takes a lot of money to develop that kind of asset. So rather than doing that, we set about leveraging our IP, but to work through collaborative partnerships with other companies that already have that infrastructure in place. And there are some really big companies in this industry.

We formed a collaborative partnership with one of the really big majors, Zeeco, Inc., in late 2019. Zeeco is a multi-billion-dollar, that’s B with a B, billion with a B, company. They’re based here in Tulsa. They’re about 15 minutes down the road from our office. They have the largest burner test facility and manufacturing plant here. So we can demonstrate our products now in the Zeeco test facility. Our process burners get built by Zeeco. So our clients get to benefit from the approval of their manufacturing and their quality control system. So, basically, we get to deliver our IP, but to present it through the market with the credentials of Zeeco. For Zeeco, our collaborative arrangement allows them to compete in areas of the market that extend beyond the capabilities of their own technology. So this is truly a win-win relationship for both of us.

Q: Okay. That’s great. Well, then let’s turn to the year-end and fourth quarter. The company ended the year-end on a high note and record quarterly and annual revenues. Brent did mention, what were the contributors to this?

Jim Deller - Chief Executive Officer, ClearSign Technologies

No, I’m going to turn this over to Brent. He’s one of the details from the finances and can talk about more specifically.

Brent Hinds - Vice President of Finance, ClearSign Technologies

Thanks, Jim. Thanks, Matt. Yeah, the fourth quarter revenues were predominantly from our 26 burner order that we shipped down to that petrochemical company in the Texas Gulf Coast. I think it’s important to note that in the fourth quarter, the revenues weren’t just made up of that. We also recognized revenues related to spare parts orders and engineering services. Specifically, one of the engineering services that were exciting was a customer witness test, where a subject matter expert from a petrochemical company came in and got to look at our burner and kind of run it through the test facility. I liken it to inviting a test driver to come run the race car around the racetrack, and get to play with it.

Q: And that went well?

Brent Hinds - Vice President of Finance, ClearSign Technologies

Yes, it went well.

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Q: Great. Good to hear. So, the 26 burner order was completed and delivered and the revenues have been booked. Is that right, Jim?

Jim Deller - Chief Executive Officer, ClearSign Technologies

That’s correct. The requirement was we had the burners complete and packaged and ready to collect by year-end, and Zeeco really came through for us there. They worked long hours, but before everyone left for the holidays, we, combined with Zeeco, had that done. So, yes, we did recognize correctly.

Q: And when will this project start up in the field?

Jim Deller - Chief Executive Officer, ClearSign Technologies

The burners are currently on the client site. They’re waiting to be installed, which is scheduled to happen early after mid-year this year. The current expectation is the startup will occur in October.

Q: Okay. Let me ask you this. Do you think this will boost or help our visibility and potential pipeline?

Jim Deller - Chief Executive Officer, ClearSign Technologies

We expect this to be very important for us. There’s a number of reasons for that. I mean, clearly it’s a very dominant client. It’s in the heart of our biggest market down on the Texas Gulf Coast. The burners are an early version of our new Gen 2 technology, which is a great burner for us. The project was done through Birwelco, who are, I believe, the leading engineering and heater revamp company here in the U.S. So, there are a lot of eyes on these burners, I think generally for everyone, we have to be very careful when we talk about customer names and the details of projects openly.

Within the industry, through all the conferences and the interpersonal relationships, this project is very well-known. They know the burners. There are a lot of people watching this project and talking about it. And even companies like Birwelco have been a very good reference for us, because they’ve been through this project and seen the burner development, seen them operate in the Zeeco test burners. They’ve already been very meaningful in talking to other clients about ClearSign burners and their experience of working with us.

Q: Yeah. I know we mentioned our previous call, and mentioned the name Birwelco. You can go to their website and they list the logos of their clients, and it really is a who’s who of super majors, major petrochemical companies, and you can see it on their website.

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. They’re actually part of a very large organization themselves. Yes, they’ve been a very good client for us.

Q: Right. Let’s talk about other announced process burner orders. We’ve announced a 32 burner order for a major refiner and a 36 burner order for another major, we’re calling it a household name. In regard to the latter, the 36 burner order going to the Gulf Coast, how is that order progressing?

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Jim Deller - Chief Executive Officer, ClearSign Technologies

Very well. Both of these orders are released in phases, which is actually very common. The first phase being engineering and the computational modeling or simulation of the burners operating in the client’s heater. That has gone extremely well. Those results are sent to the client, so we’re currently discussing moving into the testing phase for that project. The other interesting part is the installation has been split into two phases, and in fact, the first half has been pulled forward, so we can supply the burners into the first two sections of it. This is a large four-section heater. We supply the burners into the first two sections, and those will be established quickly. And then, we expect to complete the other two sections, but the first manufacturing phase has actually been pulled forward, which is very good news for us.

Q: And then, as earlier you spoke about the drivers for our technology and the use of our products, and you spoke about NOx emissions being a main one. But this project is a bit of some other drivers. Is that correct?

Jim Deller - Chief Executive Officer, ClearSign Technologies

It is. We mentioned the CFD and the computational modeling. This is where that really gets to be very valuable. So, a big part of the economic driver for our client in undertaking this project is not only maintaining compliance with NOx emissions, but in this case, to improve the performance and the operation of the heater. So, another thing that we can do with our technology is we have great ability to control the shape and the structure of the flame and impact the pattern or the way that the heat is transferred to the heating surfaces inside the heater. So, we can distribute the heat evenly and basically reduce hotspots that are going to occur if you don’t do that well.

What that means for the client is that we can reduce the maintenance requirements, we can reduce the frequency or prevent them having to replace damaged tubes. It increases the, what they call the uptime of the heater, basically increasing their productivity and reducing their maintenance costs. We can deliver a very real return on investment for the client. In addition to, or as opposed to on the emissions-based projects, in that case, we’re delivering a much more economical way of solving a problem for them. In projects like this, we can actually give them a return on their investment in terms of making more money.

Q: Okay. So, we’re actually making the heater run better and more efficiently.

Jim Deller - Chief Executive Officer, ClearSign Technologies

That’s correct.

Q: Now, the other layer about this project, you and I were discussing recently, is what I’ll call the design or engineering of this order. You were telling me this is kind of a new iteration or application of our burners. Could you give some more color about that?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. It makes sense. To tie back to when we talked about the company and the industry in general and the feasibility or the assessment from ExxonMobil of 50% of burner being good application for ClearSign, that was based on the burners we had available at that time, which were upwards vertically fired round shape burners, which is the most common shape. There are different types of heaters and different shapes and configurations. This particular case on the Gulf Coast, the burners are mounted and firing horizontally on opposed walls at the end of a square box. They’re firing in towards each other.

There are a number of offshore heaters of this configuration. Getting into and getting this reference and demonstrating the burners performing well in this configuration provides a very good reference for us and opens up this new type of heater for ClearSign and expanding our market. So, it’s actually not just showing what we can do in controlling the flame shape and making the heater run better, it’s also getting us a reference and an extension of our product line into the horizontally fired configuration.

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Q: Great. Demonstrating a larger applicability and expanding our addressable market.

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes.

Q: Excellent. So, let’s turn to the 32 burner order, and how is this order progressing?

Jim Deller - Chief Executive Officer, ClearSign Technologies

So, this order is very similar to the first in many ways. We received the CFD and the engineering order up front. That has gone very well. The same as the first order, this project has also been split into two parts and the first part being accelerated. So, we’re actually going to expect to move into the testing phase quite soon. In fact, we’ve recently received the order for some engineering to support that test. After that, expect to move in and be able to make the product for that first heater ahead of the schedule that we originally anticipated. So, that’s good news.

Q: That’s positive. And then, since, we’re on that previous order, we’re talking about designs or applications. Is this a standard application or configuration?

Jim Deller - Chief Executive Officer, ClearSign Technologies

It’s amazing how similar these projects are. It’s a different configuration. This is a flat burner. So, whereas the standard burners are round, in fact, the horizontally fired burners we just talked about are round. This burner is a long, thin flame, and the burner’s designed to fire up against the wall inside the heater. The heater has either a brick or a high temperature concrete wall. The burner heats the wall up. The heat radiates from the wall onto the process tubes.

What’s especially interesting here is there are a large number of heaters and refineries of this configuration that makes this burner very relevant. What’s particularly interesting is looking forward to our product development pipeline, we’re looking to get into the petrochemical, and specifically the ethylene manufacturing heaters. Having a flat burner that fires up against the wall of this configuration is a very common format in the ethylene furnaces. And that industry in itself is about the same size as the entire refining industry, if we can get into that production.

These burners, as we’re developing them for this refining process heater, are a good step in that direction. It shows our capability to produce this shape of burner. There’s still work to do to get into the ethylene furnaces, but I believe it’s going to provide a very valuable step forward as we move into and expand into that ethylene market, so very exciting for us.

Q: Yes. Not only are these two orders large orders for us, they’re both different configurations and each one that are going to be great references and expand our applicable market.

Jim Deller - Chief Executive Officer, ClearSign Technologies

That’s true. I think at a higher level, when you look at these, I think what it’s showing with our very developed CFD capabilities and the very adaptable burner technology that we developed through the government SBIR program, is that we have the ability to take our standard burner and to adapt that to meet the special needs of customers in these different heater applications, where other burners have not been successful. It truly platforms and showcases what we can do at ClearSign.

The high level of engineers that we’ve been able to recruit and hire, the sophisticated CFD technology that we deploy, the experience within the company, combine that with the IP that we have and what we’ve developed through the big SBIR project we’ve just completed, I think shows those capabilities at a high level in how we can adapt this technology and readily take it, put it into these different configurations and show the success that we’ve been able to show.

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Q: Okay. Well, then beyond these two existing projects, what does the pipeline look like? Now, we did mention a story on the last call about a new major refiner wanting to get quotes on 10 or so heaters. Now, have you seen any of these requests?

Jim Deller - Chief Executive Officer, ClearSign Technologies

We have. Again, let’s take a step back if we can. We gave an update call in February of this year, and the main reason we did that is we’d seen a shift in the type of inquiries for quotes that we’d received. Basically, we’d started to get a lot of interest from super major household name, major refineries to have rolled into the orders we’ve just talked about, but there was a lot of other interest from these big customers that we’ve been pursuing and had not had great success while our technology was just not well known or trusted within the industry. Seeing that significant shift in the market dynamic was very relevant leading to the update call we gave in February.

As part of that call, one instance we discussed was through heater engineering company, Birwelco, one of the major refineries, and one of the key decision makers, subject matter expert there, talking to his close relationship person at Birwelco to get references of their experience working on the 26 burner project, had turned around and asked Birwelco to refer 10 projects that they had lined up in their queue to ClearSign for input going forwards.

Now, to date, we’ve received four of those inquiries and have been able to provide proposals for them to set expectations. These type of projects are usually scheduled over a long period of time. They’re scheduled around our refinery turnarounds and project planning. There’s a lot of work, so this is not all work that’s going to come in the next 12 months. Some of these are scheduled out years and will continue to be, but in terms of building up our proposal backlog, this is very significant for us. Yeah, to date, we’ve quoted four of these. We expect more to come.

Q: Great. For those, you’re right, we were referring to that last call in February. We did talk a kind of a market dynamic that we’re seeing, right? Larger customers, larger facilities, larger heaters, thus we’re seeing kind of larger orders, quoting larger orders.

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes.

Q: And then from that, could you talk about the total process burner pipeline in general?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes, I can. Just to put some data points out, those four heaters for that one refinery total about 73 burners. I think that’s the total for those four. In the last call, we gave a general number. The backlog total was around 200. That included what we knew about the 10 heaters from the one that, because we’ve continued to get inquiries. We’ve received some more in that. I believe that totals up around 225 as we sit today. Those are also from household name, well-recognized major refiners.

Q: I mean, also we talked about in the last call, but what sort of marketing initiatives do we have kind of on the horizon coming up? We mentioned a demonstration coming up later this month.

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Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. I mean, yeah, we’re pushing LinkedIn an advertising campaigns. The big event right now, we have a new burner technology we developed under the DOE SBIR grant. That development was completed last year. In the last part of that project, we’re actually releasing that and demonstrating that to industry in a couple of weeks on April 23rd. We have a demonstration going on at the Zeeco test facility. We have decision makers and subject matter experts from major refineries and engineering companies coming in to town for that.

Q: How does this compare? I know we’ve done previous demonstrations like this, but maybe just could you give a comparison how this might compare? I know it hasn’t happened yet, but how does it look like so far compared to previous demonstrations that we’ve done?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yeah, we can. Obviously, we track the responses to the invitations and who’s coming in. Much like the dynamic in the market and proposals. The previous demonstration, I believe the attendance was around 16 to 18 people. So far we have just over 30 and counting people coming into this demonstration. What’s particularly important is who is in that 32. So, we have key decision makers, subject matter experts from the major refineries and major engineering companies, including customers that we’re bidding to and have on these prospective pipelines coming in to see how it burns. These people are taking time out of their schedule, flying to Tulsa to spend the day with us. This is a very pleasing development for us.

Q: Yeah, that would be a great event. Well, then let’s shift to the M Series, which is our midstream focused product. Jim, like you did with process burner, would you mind kind of describing the midstream application and maybe in comparison to the process burners?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. So, the industry to start with, the refining petrochemical is taking crude oil and processing it to an end product. The midstream, we’re moving upstream. The midstream is really transportation and predominantly with this being about gas, it’s also the purification and the cleaning of the gas. When it comes out of the ground, it’s got components in it, you don’t want to burn. So, it gets cleaned and then transported to the gas you’ll see coming out in your homes and the client site.

For the heaters and burners, the equipment is typically a lot more simple than the refinery heaters. It’s also a lot more standardized. So that means that the burner products that we have can be designed, but once designed, they don’t get customized on a job-by-job basis. The fuel is always natural gas compared to refineries where you get a whole mixture of blends. The business, for that reason, can be much shorter cycle. The burners tend to get built to existing prints. It is a very low consumption of engineering and project management resources once the products have been developed.

While it’s based on the same technology and expertise in terms of the product line itself and how we think about it actually operates pretty differently to the process burner. So, it can take in orders or revenue much more quickly. We don’t have always detailed visibility of the pipeline, because our clients are heater manufacturers. Once they have pricing of our burners, they will use that pricing on multiple occasions. Whenever they have an application for that burner, they don’t come back to us for details. So there are, I’m sure, many quotes out there using our equipment that we don’t even know about.

Q: Okay. We did talk about pipeline. I know, again, we keep referring to that last call, but we did mention, I think our proposal pipeline on that last call, which sits about…

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Jim Deller - Chief Executive Officer, ClearSign Technologies

It was up 50 at that time, I believe.

Q: 50?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yeah. They continue to come in. Like I said, that’s what we know about. I’m sure there are others out there that we don’t even know about at this time. I think just on that note, we have those two burners. We have an M1 burner that has run now for many months. That’s our first burner. That’s the ultra-low NOx burner. That version ran around 2 ppm, far exceeding any requirements of these burners. We’ve also developed a lower cost, what we call the M25, which is a lower spec burner, but for a much broader application. There’s a lot of inquiries in using this burner. The first of those started up 2 weeks ago, met all requirements, that burner’s up and running. That was a very pleasing development for us to actually have one of those burners up and running at actually another Devco heater down in Texas.

Q: Okay. That’s through Devco, I know the dynamic we talked about, how we sell to third-party manufacturers, companies like Devco. Have there been some developments with these third-party manufacturers?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yeah. In particular, Devco and watching the news. So, we’ve mentioned Zeeco is our partner. Zeeco is a multi-billion-dollar company. Zeeco have actually purchased Devco, now into Zeeco. So, they are now very close to our office. Well, the first thing that happened was I reached out to Zeeco at the same time that Zeeco were reaching out to us to confirm that the ClearSign burners would still be part of the Zeeco business. We were both pursuing the same goal there, so that’s very pleasing. My understanding is Zeeco’s obviously taken that business over, looking to grow it. They have a lot more resources than the old Devco. So, I believe that’s actually very good. We could be seeing a lot more Devco work in the future.

Q: Okay. Great dynamic. So, we’ve covered refining, we’ve covered midstream. Let’s get closer to the production well and talk about another product line, flares. Now, this is a product line that we’ve seen a strong resurgence and expansion in orders and in the monetary size of orders. Can you give, just like the other two product lines, Jim, could you give a brief description of our flare products?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. Most people would see flares. You’ll look at the oil refinery; you see the large flames on very tall sticks or pipes or structures going up in the air. There are many different types of flares. Ours are a much smaller flare. They typically stand 30 to 50 feet high, or they’re inside of that size of pole on vessel. They’re an enclosed flame. The reason they’re built that way is that like with our other products, we have a low emissions flare. On flares in certain regions of the company, they’re also required to control their NOx emissions. We have a burner product that can do that.

The early orders for the flare burners we took were to upgrade the burners in existing flares. Basically our clients have purchased flares from another supplier. The flares didn’t work, or they couldn’t meet the emissions requirements. They came to ClearSign to replace the burner element, which we did inside the existing stack. Those orders to us ran in the region of $200,000 to 250,000 per burner order.

Recently, our clients have seen benefit from having us replace more and more of the equipment. Now, we’re typically replacing not just the burner but replacing the fuel control system, the blower, and in fact, the elements of the stack. The most recent order is a good example of this. We refer to them as system projects by replacing the entire system. These orders are coming in on the low-end, $500,000, up to about $1 million. In fact, the last order was right around that, $1 million.

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Q: Right. We talked about that, our most recent order was, I think the customer’s fifth order from us. And that customer evolved from, you say just ordering the burner parts, morphing into a full system. This last full system came in around that, closer to that latter number, the $1 million range. Is that correct?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. That’s right.

Q: And then, what does our prospective pipeline look like here for this product?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yeah. Just with this client, we have one flare with them is due to start at any time. It’s just waiting on a component, which is not our supply, somebody else’s supply. We have the one that we’ve mentioned now that has been built. We believe or understand from them that they have four or five more flares that they will need. Now, we don’t know exactly the timing, but there are more flares needing a lot of emissions coming up based in California, and also we believe also the Midwest.

When we think about this technology, though, we also look at it in a horizontal equipment, which generally referred to an incinerator or thermal oxidizer. In that format, the ability to burn a more hard to burn or a waste gas that has a lot of inerts is another big cost driver, right? Typically, the clients would have to buy natural gas to burn this type of gas completely. With our burners, we can burn this in its raw form without the need to buy any supplemental gas.

We have a number of projects quoted and hopefully going to come through later this year based on that. So those, we generally group those also into that description of system projects. So, both in the vertical enclosed flare format and in the horizontal incinerator or thermal oxidizer format, and we’re seeing a very healthy pipeline there. In the latter, in the thermal oxidizer format, there are a lot of renewables applications. It’s not just the refining and the wellhead fields. It’s getting into other industries.

Q: Okay. We can look to some potential continued momentum in this product line.

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. Very much.

Q: With that being said, Jim, we’re probably into 2026 and looking forward into this year, what are the milestones that investors should be looking for?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yeah. Very clearly at this time, it’s all about building our backlog in the company, so it’s getting orders in. We’re seeing significant opportunities out there now. We need to bring those orders in-house, so we’ve got that backlog to consistently get to our breakeven point and to stay there. So, we’re bringing in these large refining process heater orders and by building on that momentum. The startup down on the Texas Gulf Coast is going to be a very significant reference point for us. I believe there are a lot of people watching that project. The demonstration on April 23rd in just a couple of weeks to industry is going to be very significant. All in that effort is all about building the backlog, bringing these orders in, growing our traction with the refining industry and pushing out with new shapes and getting into more heats and showing what we can do and getting more and more of that work.

Beyond that, the flare systems projects and thermal oxidizer projects with the size of those orders, that can be a very meaningful revenue stream for the company. So, we’re absolutely looking to push and to maximize the references from the installations we get in that segment. In the midstream, there are a lot of quotes out there in that midstream industry, just bringing those in and turning that into a routine business for us.

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Q: Okay. That’s great. So, that’s all the prepared questions I have today. So, with that, why don’t we take a pause, and we will open it up for Q&A from analysts and investors.

Operator

At this time, we will be conducting a question-and-answer session. [Operator Instructions] Our first question comes from Peter Gastreich with Water Tower Research. Please proceed.

Q: Yes, thank you. So, congratulations on your results and a great start to 2026. Also, thanks for taking my questions. Just first of all, I appreciate the detail around the burner order configuration. Are you able to expand a bit more on what this will mean for your addressable markets? And how would you characterize the size of the market opportunity?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Thank you, Peter. Yeah, it’s actually very large. The most pleasing part about the SBIR project was the burner platform that we’ve developed. It’s certainly a very good straight refinery burner. The way that the burner technology is structured, it allows us to adapt it to different shapes. In the two orders we talked about, if I had to put a number to it, it probably adds 20% to 25% to our refining coverage in just those two formats. When you think larger about what we can do with that burner, I truly think it opens up the door for us to get into the ethylene production, as I mentioned, which is about the size of the refining industry in itself. I’m not sure where the boundaries are, to be honest. It’s just a very flexible burner format that is very applicable, I think, and can probably open up some new markets we’ve not even considered yet.

Q: Okay. Great. Thank you. For the fourth quarter, you had a big jump in revenue with that equivalent to 70% of the full year. Meanwhile, you mentioned before that Zeeco made a substantial effort to ship 26 burners by year end. With your technology really being something as potentially being disruptive, big addressable market out there, orders could expand meaningfully. How should we think about the capacity of Zeeco and the supply chain to facilitate this large growth outlook?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yeah. To put things in perspective, Zeeco is a multi-billion-dollar company. They have global manufacturing. So, I would love to be a supply problem for Zeeco. They have the biggest test facility in the world. They’re up in the region, I believe, north of 15 test furnaces there. It is not a problem. Also, for the other product lines, we have multiple other manufacturers in Tulsa that we can use, that are used to manufacturing equipment for the combustion and the oil industry in general. That’s part of the reason we moved the company here, in addition to the human personnel and the expertise. So, believe me, there is very adequate resources within Zeeco and then within Tulsa for the other product lines for ClearSign.

Q: Okay. Great. Thank you. I’ll just ask one more question here before getting back in the queue. So, it looks like your installed base here is on a solid trajectory. How should we think about the aftermarket pull-through here, maintenance, spare parts, things like that, as a contributor to future revenue? Like how substantial will that be?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Based on what we’ve seen at ClearSign, and also for me, based on my prior experience, it is an extremely meaningful product line in itself. It is very profitable because all the engineering and the design work is done, and the client’s need is based on responsiveness. It’s very profitable, and the more equipment we get out as our business grows, it will continue to grow. It is likely that in terms of profit margin, it may well end up being close to the largest source of income for ClearSign as we look farther ahead in the field and as we get more equipment out there in the market. So, it is a very important product line, and one that we pay special attention to now because of how important we expect it to be in the future.

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Q: Okay. That’s great. Thanks very much, and congratulations again. I’ll get back in the queue.

Jim Deller - Chief Executive Officer, ClearSign Technologies

Hey, Peter. Thank you very much.

Operator

[Operator Instructions] The next question comes from Amit Dayal with H.C. Wainwright. Please proceed.

Q: Thank you, guys. Just with respect to sort of cadence of revenues in 2026, how should we think about quarterly revenue flows this year?

Brent Hinds - Vice President of Finance, ClearSign Technologies

That’s a great question. From a quarterly perspective, Q1, I feel confident in saying that it’s not going to replicate Q4 2025. From an overall annual perspective, we feel confident with the revenues for 2026.

Jim Deller - Chief Executive Officer, ClearSign Technologies

We’ve said this before, given that our orders are very large and also long-term, our revenue flows will be lumpy, right? We’re not going to get consistent, smooth quarters, especially not at this stage. As the business grows and we get more orders in-house, that will tend to smooth out with the volume. At the period we’re at right now with these large orders, I’d say, it’s going to fluctuate. Looking long-term, while we talked a lot about the interest from our customers and the pipeline we’re seeing on the proposals, as that flows through and those come in, I mean, the long-term view for the company is very healthy. I chimed in really just to quite caution that I do expect things to be lumpy in the short-term.

Q: No, I appreciate that. Just wanted to see if that is still sort of in play, not expecting anything different. But, it’s good to know how we should think about 2026. And then just from a balance sheet perspective, are you comfortable, as your orders ramp with respect to working capital needs, et cetera, to meet your growth requirements?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yes. We feel very confident in the cash position that we have.

Q: Understood.

Jim Deller - Chief Executive Officer, ClearSign Technologies

I think for the new investors on the call as well, it’s good to point out with our projects that they’re typically self-funding. We actually bring enough money in early in the project to cover our costs for the execution of those orders. So, we do not need cash. As the large orders in our pipeline come in, we don’t actually need our cash to execute those orders. We typically get that cash in advance of our costs or expenses.

Q: Okay. Understood. Thank you for that. And then just last one, with sort of this current macro situation in the Middle East in the energy space, some of the product deployments need downtime, et cetera, for customers to put these things into play. Do you think you might face some push-outs from that perspective? I don’t know, it may be too early to tell, but any thoughts on how that part of the execution?

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Jim Deller - Chief Executive Officer, ClearSign Technologies

Are you referring to the Middle East?

Operator

We lost Amit’s line. Let me see if I can get him back on the line for you.

Jim Deller - Chief Executive Officer, ClearSign Technologies

Okay. I believe he was asking about the Middle East and the disruption there. So those projects will be long-term. We don’t know what is happening there. Typically, the emissions regulations in the Middle East are not in the same level as those in the U.S. It’s unlikely that ClearSign technology will be deployed to the Middle East in the near-term. Now, if that increases the demand and the production in the U.S., it may well drive the need for equipment or upgrades in the U.S. There may be some benefit there for ClearSign, but to be clear at this point, I don’t see ClearSign products being shipped out to the Middle East just because there’s not a need for them.

Q: I’m going to go ahead and dovetail a question that was sent in about a similar topic. There was a question asked, "Jim, if there was a great need for U.S. products being sent there, could our, in a sense, manufacturing supply be disrupted? Could we have issues getting our own burners manufactured, let’s say, here locally?

Jim Deller - Chief Executive Officer, ClearSign Technologies

Yeah. I don’t see that as being a concern. I mean, one, typically these projects tend to be long, but also if we’re thinking, most of these will be refineries. If it’s Zeeco. Zeeco is a global company. They have manufacturing around the world. In fact, they actually have a manufacturing base in Saudi Arabia there to serve the Middle East. So our product is typically manufactured in a U.S. plant. So, I don’t see that as a concern at this time.

Q: I’ll give another follow-up question if I could, Jim, from an email that came in. There’s been also recent news kind of relevant, that there’s been a lot of discussion of potentially the first new refinery being built in Texas. Are we seeing or hearing anything about that?

Jim Deller - Chief Executive Officer, ClearSign Technologies

We obviously see the news. There’s been a couple of releases out this week. Within the industry, we’re not hearing much actual factual news. We’re watching it closely. I think at this point I just say we are paying attention to it. I would not put too much at stake at this time. As things develop, if they do, and they’ve mentioned there being a hydrogen fuel to that site, if that does materialize, it could be very relevant for ClearSign. At this point, we are watching for developments, let me say. We’ve not seen any solid details about that yet.

Matthew Selinger - Investor Relations, Firm IR Group

Okay. Great. Jim, I’m seeing no more questions. So, with that, I think we’ll go ahead and wrap up the call. I will pass it back over to you.

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Jim Deller - Chief Executive Officer, ClearSign Technologies

Great. Thank you, Matthew. Thank you everyone for joining us today and for your interest in ClearSign, and especially for taking the time to listen to our call. We will be presenting at Water Tower Research Insights Conference next week on April 15th. The company can be found on their website, watertowerresearch.com. We look forward to updating you regarding our developments and speaking with you on our Q1 2026 call, which will occur in May. In the meantime, please keep checking in for developments on our website. For more behind-the-scenes updates, please follow us on LinkedIn.

With that, thank you very much. Thank you, operator.

Operator

Thank you. This concludes today’s conference, and you may disconnect your lines at this time. Thank you for your participation.

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